Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:

Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS FOURTH QUARTER AND

YEAR END OPERATING RESULTS

IRVINE, CA (March 15, 2007) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $3,462,000, or $0.10 per share for the quarter ended December 31, 2006 compared with a net loss of $3,739,000, or $0.11 per share for the corresponding prior year period. For the fiscal year ended December 31, 2006, Cortex reported a net loss of $16,055,000, or $0.47 per share compared to a net loss of $11,606,000, or $0.36 per share for the corresponding prior year period.

Results for the quarterly periods reflect the timing of clinical expenses, including amounts recorded for Cortex’s Phase IIa clinical study in Attention Deficit Hyperactivity Disorder (“ADHD”) during the quarter ended December 31, 2005. For the annual periods, increased operating expenses in 2006 include non-cash stock compensation charges and amounts related to addressing the earlier clinical hold on Cortex’s AMPAKINE® CX717 by the U.S. Food and Drug Administration (“FDA”).

As required, Cortex adopted Statement of Financial Accounting Standards 123(R) — “Share-Based Payment” (“SFAS 123R”), as of January 1, 2006. Under SFAS 123(R), expenses for grants of employee stock options are recorded in the financial statements based on their estimated fair values. Compared to the prior year, Cortex’s total non-cash stock compensation charges increased by $3,063,000 for the year ended December 31, 2006. These stock compensation charges have no impact on Cortex’s available cash or working capital.

Increased operating expenses during 2006 also reflect amounts for toxicology studies requested by the FDA related to the earlier clinical hold on CX717. These additional unplanned costs represent more than $3 million of Cortex’s total research and development expenses.

As reported earlier, the FDA released the clinical hold on CX717 in early October 2006, subject to specified dose limitations. Those limitations meant that Cortex could not proceed with further clinical development of CX717 as a treatment for ADHD. Cortex initiated three-month toxicology trials in rats and monkeys in order to obtain additional data. In February 2007, Cortex announced that the histopathological changes previously reported for CX717 occurred postmortem in the animal tissue. When similar tissue was rapidly removed from the animals and placed in an appropriate buffered medium, the tissue showed no signs of any histophathological changes and was physiologically normal. However, the same tissue subsequently exposed to the fixative solution rapidly began showing histopathological changes.

Cortex plans to submit the related results from these studies to the FDA in mid-March 2007 in order to request that the current dose range limitations on CX717 be raised to allow Cortex to initiate further clinical studies in ADHD. In early March 2007, Cortex submitted a letter to the FDA requesting a meeting to discuss the filing of an IND to conduct a Phase IIb study using CX717 and notified the agency that the data supporting this discussion will be filed by the end of March. The decision regarding the adequacy of the data to allow Cortex to proceed will be made by the FDA.

Decreased revenues during the 2006 periods reflect the winding down of the research collaboration with the Company’s partner, Servier. As earlier announced, Cortex notified Servier of its intent to end the research collaboration effective early December 2006.

Cortex’s cash and marketable securities amounted to $9,449,000 at December 31, 2006. In January 2007, Cortex announced that it had received gross proceeds of approximately $5,600,000 from a registered direct offering of its common stock and warrants.

As reported earlier this month, Cortex has added Dr. Leslie Street as its Head of Medicinal Chemistry. Dr. Street was hired to replace Dr. Gary Rogers, the Senior Vice President of Pharmaceutical Research, who announced that he will retire at the end of March 2007, after which time he will serve as a consultant to the Company. In connection with his employment, Dr. Street was granted options to purchase an aggregate of 100,000 shares of Cortex common stock with an exercise price equal to the closing sale price of the common stock as reported on the AMEX on March 5, 2007.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease. In December, 2006 Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases. However, Servier retained the right to select up to three compounds from the collaboration for its further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Organon or Servier is successful in developing and commercializing AMPAKINE compounds.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Fiscal year ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)
Revenues	$313	$606	$1,177	$2,577

Operating expenses (A):
Research and development	2,899	3,409	13,262	11,361
General and administrative	1,012	1,097	4,616	3,376

Total operating expenses	3,911	4,506	17,878	14,737

Loss from operations	(3,598)	(3,900)	(16,701)	(12,160)
Interest income, net	136	161	646	637
Change in fair value of common stock warrants	—	—	—	(83)

Net loss	$(3,462)	$(3,739)	$(16,055)	$(11,606)

Loss per share:
Basic and diluted	$(0.10)	$(0.11)	$(0.47)	$(0.36)

Shares used in computing per share amounts
Basic and diluted	34,915	32,702	34,349	32,665

(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$424	$49	$1,997	$183
General and administrative	201	—	1,234	(15)

	$625	$49	$3,231	$168

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2006	December 31, 2005
Assets:
Cash and cash equivalents	$1,650	$2,063
Marketable securities	7,799	15,198
Other current assets	525	256

	9,974	17,517
Furniture, equipment and leasehold improvements, net	428	439
Other	33	33

Total assets	$10,435	$17,989

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$2,056	$2,681
Unearned revenue — current	—	126
Deferred rent liability	58	50
Stockholders’ equity	8,321	15,132

Total liabilities and stockholders’ equity	$10,435	$17,989

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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